Exhibit 3.35

LIMITED LIABILITY COMPANY AGREEMENT

OF

KW SUMMER HOUSE MANAGER, LLC

This Limited Liability Company Agreement (the “Agreement”) is dated effective as of April 23, 2010, by K-W Properties, a California corporation (“Member”), with reference to the following:

RECITALS:

The Members hereby enter into and organize the Company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”) for the limited purposes and scope set forth in this Agreement. The Company shall at all times be governed by the Act, except to the extent expressly provided herein to the contrary.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS HEREIN SPECIFIED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1

GENERAL TERMS

1.1 Formation. The Company was formed as a limited liability company (the “Company”) under Delaware Limited Liability Company Act codified at Del. Code Ann. Tit. 6, §§ 18-101 to 18-1107 (the “Act”) as of April 23, 2010.

1.2 Name of Company. The name of the Company shall be KW Summer House Manager, LLC.

1.4 Principal Place of Business. The Company’s principal office and place of business shall be located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90210, or at such other place as Member may select.

1.5 Purpose of Company. The Company is organized to: (i) acquire and own 100% of the membership interests in KW Alameda Member LLC, a Delaware limited liability company (or such other percentage as it may from time to time acquire and hold); and (ii) engage in and carry on any lawful business purpose or activity which is required to conduct the business that is not prohibited by the Act or other applicable law

1.6 Term of Company. The term of the Company shall continue until terminated in accordance with Article 8 hereof.

1.7 Filing of Other Certificates. Member shall cause to be executed, filed and published all such certificates, notices, statements or other instruments, and amendments thereto for the formation of a limited liability company under the laws of the State of Delaware, and for the operation of the Company under all applicable laws as Member may deem necessary or advisable. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, Member shall cause the Company to comply with all requirements necessary to register or qualify the Company as a foreign limited liability company in that jurisdiction, and, in connection therewith, (a) the Manager appointed by Member pursuant to Section 5.2 of this Agreement is authorized to effect any filings as may be necessary to comply with such requirements, and (b) the actions of any Authorized Representative taken on behalf of the Company prior to the execution of this Agreement in order to effect any such filings are hereby ratified and affirmed as the deeds and acts of the Company.

1.8 No State Law Partnership: Liability to Third Parties. Member intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no member be a partner or joint venturer of any other member, if applicable, for any purposes other than federal and state tax purposes, and that this Agreement not be construed to suggest otherwise. Except as otherwise required by law, no member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

1.9 Registered Agent. The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, located at 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware.

ARTICLE 2

CAPITALIZATION

2.1 Capital Contribution.

(a) Initial Capital Contributions. Member shall make an initial capital contribution to the Company.

(b) Additional Capital Contributions. Except as provided in Section 2.1(a) above, Member shall not be required, without its consent, to contribute to the capital of the Company any money or property on or after the Effective Date, whether on liquidation of the Company, by reason of a deficit capital account balance, or otherwise.

2.2 Loans to Company.

(a) Required Loans. Member shall not be required to lend any money to the Company.

(b) Permitted Loans. If Company funds are insufficient to meet its costs, expenses, obligations or liabilities, or to make any expenditure authorized by this Agreement, Member, or its affiliates, may (but shall not be required to) lend all or a portion of the amount of needed funds to the Company. Any such loans shall bear interest at market rates and be repayable at the earliest possible time.

2.3 Liability of Member. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member. Except as otherwise expressly provided in the Act, the liability of each member shall be limited to the amount of capital contributions, if any, required to be made by such member in accordance with the provisions of this Operating Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Operating Agreement.

ARTICLE 3

PROFITS AND LOSSES

3.1 Allocation of Profits and Losses. One hundred percent (100%) of each item of income, gain, loss, deduction and credit of the Company for each fiscal year (or portion thereof) shall be allocated to Member.

ARTICLE 4

DISTRIBUTIONS

4.1 Operating Cash Flow Distributions. All distributions, other than liquidating distributions, shall be made to Member at such times and in such amounts as Member may determine.

4.2 Liquidating Distributions. Distributions in liquidation of the Company shall be made in the manner described in Section 8.2(d).

ARTICLE 5

MANAGEMENT

5.1 Authority of Member. Member, in its capacity as Member, shall have exclusive control over the business of the Company, shall have the authority to bind the Company, and shall have all rights, power and authority generally conferred by law or otherwise and consistent with the purposes of the Company.

5.2 Manager. The business of the Company shall be managed by Member in its capacity as the manager (the “Manager”). The Manager will devote such time and attention to the business of the Company as may be reasonably necessary to carry out its duties hereunder in the conduct of such business. The Manager is subject to removal at any time in the discretion of Member.

5.3 Company Funds. Member shall establish or maintain one or more accounts for the Company at such banks or financial institutions or with such other depositories or mutual funds as it may from time to time designate.

5.4 Indemnification of Member. The Company, its receiver or trustee, shall indemnify and hold harmless Member and its affiliates, and their respective officers, directors, shareholders, partners, members, employees, agents, subsidiaries and assigns, from and against any liability, loss or damage incurred by them by reason of any act performed or omitted to be performed by them in connection with the Company business, including costs and attorneys’ fees, and any amounts expended in the settlement of any claims of liability, loss or damage, unless the loss, liability or damage was caused by the willful misconduct or fraud of Member or the indemnified person. Indemnification shall be made out of the assets or revenues of the Company without requiring additional capital contributions.

ARTICLE 6

ACCOUNTING, RECORDS AND REPORTS

6.1 Fiscal Year. The fiscal year of the Company for both accounting and tax purposes shall be the calendar year.

6.2 Method of Accounting. The Company’s books of account shall be maintained in accordance with generally accepted accounting principles in the United States.

6.3 Books and Records.

(a) Books of Account. The Company shall maintain, at its principal office, full and proper ledgers and other books of account, of all receipts and disbursements and other financial activities of the Company, and all the records required to be maintained pursuant to the Act.

(b) Tax Information. As soon as practical after the end of each taxable year of the Company, the Company shall send to Member all information with respect to the Company necessary to complete the latter’s federal, state, and local income or franchise tax or information returns with respect to the Company for the year.

6.4 Tax Matters.

(a) The undersigned intends that the Company be disregarded as an entity for federal and, to the extent, possible, state income tax purposes, and its income, gains, deductions, credits, losses and other tax items shall be treated as those of Member.

(b) To the extent applicable, Member shall act as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code.

ARTICLE 7

CHANGES IN MEMBERSHIP

7.1 New Members. New members may be admitted to the Company only with the prior written consent of Member.

7.2 Effect of Admission. The admission of a new member shall not cause a dissolution or termination of the Company. The withdrawal of a member from the Company shall cause a dissolution of the Company only if required by Section 8.1(c).

7.3 Transfers of Interest.

(a) Member shall have the right to sell, assign, pledge, transfer or otherwise dispose of all or any part of its interest in the Company.

(b) No transferee of all or any portion of Member’s interest in the Company shall be admitted as a substitute or additional member of the Company unless (i) such transfer is in full compliance with the provisions of this Agreement, (ii) such transfer has been approved in writing by Member, and (iii) such transferee shall have executed and delivered to the Company such instruments as Member reasonably deems necessary or desirable to effectuate the admission of such transferee as a member of the Company and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Operating Agreement.

ARTICLE 8

DISSOLUTION AND TERMINATION

8.1 Events Causing Dissolution. The Company shall be dissolved upon the first to occur of the following events:

(a) the written consent of Member to dissolve the Company;

(b) December 31, 2055;

(c) the bankruptcy or dissolution of Member;

(d) entry of a decree of judicial dissolution under the Act; or

(e) any other event which causes a dissolution of the Company because the Act mandates dissolution upon the occurrence of such other event.

8.2 Procedures Upon Dissolution.

(a) General. If the Company dissolves, it shall commence winding up pursuant to the appropriate provisions of the Act and the procedures set forth in this Section 8.2. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of Member, as such, shall continue to be governed by this Agreement.

(b) Control of Winding Up. Member shall have all the duties and responsibilities associated with the dissolution and winding up of the Company; provided however, if the dissolution was caused by the entry of a decree of judicial dissolution pursuant to Section 8.1(d), the winding up shall be carried out in accordance with such decree (the party conducting such winding up is hereinafter referred to as “Liquidator”).

(c) Manner of Winding Up. Upon dissolution of the Company, the Liquidator shall (i) cause to be filed such forms as are appropriate in connection with such dissolution, and (ii) determine the time, manner and terms of any sale or sales of Company property pursuant to such winding up, consistent with its fiduciary responsibility and having due regard to the activity and condition of the relevant market and general financial and economic conditions.

(d) Application of Assets. Upon dissolution of the Company, the remaining assets shall be applied as follows:

(i) Creditors. First, to payment of the liabilities of the Company owing to third parties and thereafter to Member (including affiliates). After payment of any such known liabilities, the Liquidator shall set up such reserves as are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserves may be paid over by the Liquidator to an escrow holder or trustee, to be held in escrow or trust for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to Member or its assigns in the manner set forth in Section 8.2(d)(ii) below.

(ii) Member. Second, to Member. All distributions pursuant to this Section 8.2(d)(ii) shall be made no later than the time at which the dissolution of the Company occurs (or, if later, within 90 days after the date of such liquidation).

8.3 Termination of Company. Upon the completion of the liquidation of the Company and the distribution of all Company assets, the Company’s affairs shall terminate and the Liquidator shall cause to be executed and filed a Certificate of Cancellation of the Company’s Certificate of Formation meeting the requirements of the Act, as well as any and all other documents required to effectuate the termination of the Company.

ARTICLE 9

MISCELLANEOUS

9.1 Notices. Any written notice to Member or to the Company required or permitted hereunder shall be deemed to have been duly given and received (a) on the date of service, if served personally or sent by telex or facsimile transmission to the party to whom such notice is to be given, (b) on the fourth day after mailing, if mailed to such party by registered or certified mail, postage prepaid, and addressed to such party at the address set forth below, or at the most recent address specified by written notice given to Member or the Company, or (c) on the next day if sent by a nationally recognized courier for next day service and so addressed and if there is evidence of acceptance by receipt. Notices to the Company shall be addressed to it at its principal place of business.

(a)	Notice shall be sent to Member at:

K-W Properties

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

Attn: Mr. Robert Hart

Phone: (310) 887-6473

Fax: (310) 887-6230

(b)	Notice shall be sent to the Company at:

KW Summer House Manager, LLC

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

Attn: Mr. Robert Hart

Phone: (310)887-6473

Fax: (310) 887-6230

A party may change its address by notice given in accordance with this Section.

9.2 Binding Effect. This Agreement shall be binding on all successors and assigns of Member and inure to the benefit of the successors and assigns of Member except to the extent of any express contrary provision in this Agreement.

9.3 Amendment. This Agreement may be amended, except as otherwise provided herein, only with the written consent of Member.

9.4 Entire Agreement. This Agreement constitutes the entire understanding of Member with respect to the subject matter hereof.

9.5 Severability. If any provision of this Agreement or the application thereof to any party or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected thereby, and to this end, the provisions hereof are declared severable.

9.6 Applicable Law. The laws of the State of Delaware (other than its conflicts of law principles) shall govern the construction, interpretation and effect of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Member has executed this Limited Liability Company Agreement of KW Summer House Manager, LLC as of the date first written above.

K-W PROPERTIES,
a California corporation

By:	/s/ Robert E. Hart
Name: Robert E. Hart
Title: Vice President